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                                                                    Exhibit 10.1

                               THIRD AMENDMENT TO
                      AMENDED AND RESTATED LEASE AGREEMENT

     THIS THIRD AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT (the "Third Amendment") is made and entered into this 26th day of January, 2006 and effective as of February 1, 2006 (the "Effective Date"), by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (hereinafter referred to as "Landlord") and INDUS INTERNATIONAL, INC., a Delaware corporation (hereinafter referred to as "Tenant").

                                   WITNESSETH:

     WHEREAS, Landlord and Tenant entered into that certain Amended and Restated Lease Agreement dated as of August 1, 2000 (the "Lease") relating to premises comprising all of the Rentable Floor Area in the Building located at 3301 Windy Ridge Parkway, Atlanta, Cobb County, Georgia; and

     WHEREAS, the Lease was amended by First Amendment to Amended and Restated Lease Agreement between Landlord and Tenant dated September 28, 2004 (the "First Amendment") and by Second Amendment to Amended and Restated Lease Agreement between Landlord and Tenant dated March 14, 2005 (the "Second Amendment"); and

     WHEREAS, Landlord and Tenant desire to further modify and amend the Lease to eliminate from the Demised Premises, as of the Effective Date, all of the Rentable Floor Area on the third, fourth and fifth floors of the Building and a portion of the usable area on the lower level floor of the Building and for certain other purposes as hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the premises, the sum of Ten Dollars ($10.00) in hand paid by each of the parties hereto to the other, the payment by Tenant of the Termination Fee (as hereinafter defined), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

     1. Defined Terms. All terms and words of art used herein, as indicated by the initial capitalization thereof, and not otherwise defined herein, shall have the same respective meanings designated for such terms and words of art in the Lease.

     2. Reduction in Size of the Demised Premises. Landlord and Tenant do hereby agree that, as of the Effective Date, and thereafter throughout the Lease Term (as same may be extended), the Demised Premises shall be reduced in size by eliminating from the Demised Premises (i) that certain portion of the lower level floor of the Building which is outside the exterior boundaries of the areas crosshatched on the floor plan of the lower level floor attached hereto as Exhibit "A" and by reference made a part hereof, (ii) those certain portions of the Rentable Floor Area on the first and second floors of the Building which are outside the exterior boundaries of the areas crosshatched on the floor plans of the first and second floors attached hereto as Exhibit "B" and by reference made a part hereof, and (iii) all of the Rentable Floor

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Area on the third, fourth and fifth floors of the Building (collectively, the
"Excluded Space"). Tenant hereby agrees to vacate and surrender possession of the Excluded Space on or before the Effective Date broom clean and in good condition and state of repair, excepting only reasonable wear and tear, and Tenant shall remove all personalty and equipment not attached to the Excluded Space which Tenant has placed upon the Excluded Space and such other items listed and described in the second sentence of Article 32 of the Lease within thirty (30) days after the Effective Date, except that Tenant shall not remove the "First Floor Lobby and Patio Furniture (as hereinafter defined). Also within thirty (30) days after the Effective Date, Tenant shall relocate to the Demised Premises, at Tenant's expense, the receptionist booth located in the second floor lobby, and shall also remove, at Tenant's expense, (a) all signage installed by Tenant within the Excluded Space or at entrances thereto, (b) all cup holders mounted near the water fountains on the fifth floor of the Building,
(c) all data, computer and telecommunications wiring and cabling installed by Tenant on the third, fourth and fifth floors of the Building, and (d) the flat screen monitor installed in the planter in the second floor lobby. Tenant shall repair any damage caused by the installation or removal of all such items, except that Landlord, at Tenant's cost, shall repair and patch the holes in the floor of the second floor lobby near the reception desk. From and after the Effective Date, the Base Rental payable by Tenant to Landlord shall be equal to the Base Rental Rate in effect from time to time as described in Article 7 of the Lease multiplied by the Rentable Floor Area of the Demised Premises (after giving effect to the reductions pursuant to this Paragraph 2) as provided in Paragraph 3 below.

     Landlord and Tenant hereby agree that the tables and chairs currently located in the lobby areas on the first floor of the Building and the patio areas adjacent to the first floor of the Building (collectively, the "First Floor Lobby and Patio Furniture") shall not be removed by Tenant and shall become the property of Landlord on the Effective Date, and as of the Effective Date, Tenant hereby conveys and relinquishes unto Landlord all right, title and interest Tenant has with respect to the First Floor Lobby and Patio Furniture.

     3. Effect of Reduction in Demised Premises. Landlord and Tenant confirm, stipulate and agree that, as of the Effective Date, the Demised Premises shall contain 45,557 square feet of Rentable Floor Area comprised of (i) all of the Rentable Floor Area on the lower level floor as crosshatched on the floor plan attached hereto as Exhibit "A", and (ii) all of the Rentable Floor Area on the first floor and second floor of the Building, such Rentable Floor Areas being crosshatched on the floor plans of the first and second floors attached hereto as Exhibit "B" and by reference made a part hereof, and such aggregate number of square feet of Rentable Floor Area of the Demised Premises being delineated as follows:

Lower Level Floor    9,856
First Floor         17,686
Second Floor        18,015
                    ------
Total               45,557

Landlord and Tenant further expressly acknowledge and agree that the portion of the Demised Premises on the lower level floor of the Building shall be deemed to contain 9,856 square feet of Rentable Floor Area for all purposes under the Lease, as amended, notwithstanding the reduction


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in the usable area of such portion of the Demised Premises on the lower level floor of the Building as provided in Paragraph 2 above and shown on Exhibit "A" attached hereto.

     4. Lower Level Common Area Improvements. Landlord and Tenant acknowledge that as a result of the conversion of the Building from a single-tenant office building to a multi-tenant office building, it will be necessary to construct and install within the Excluded Space on the lower level of the Building (i) a mail room to serve the Building, and (ii) an enclosure or cabinet for the existing halon equipment. Landlord will be responsible for constructing and installing such mail room improvements on the lower level floor of the Building at Landlord's cost, and shall use reasonable efforts not to disrupt Tenant's continuing operations on the lower level floor during such construction. Tenant shall be responsible for constructing and installing the enclosure or cabinet for the halon equipment at the Tenant's cost. Landlord and Tenant shall cause the construction and installation of their respective improvements on the lower level floor of the Building to be completed prior to the date that the first tenant or occupant (other than Tenant) shall occupy for business purposes any portion of the space in the Building leased or occupied by such tenant, but in no event shall the improvements to be made by Tenant be required to be completed prior to the date that is sixty (60) days after Landlord shall notify Tenant in writing that another tenant or occupant (other than Tenant) shall occupy for business purposes any portion of the space in the Building. In addition to the foregoing described improvements, upon the written request of Landlord given to Tenant at any time within two (2) years after the Effective Date, Tenant agrees that Tenant will enclose the "Breakroom" area designated and shown on the floor plan attached hereto as Exhibit "A" with partitions and one or more doors. Such partitions and door(s) shall be constructed and installed in a good and workmanlike manner and in accordance with the standards of the Building, all at Tenant's sole cost and expense. Prior to commencement of construction and installation of such improvements enclosing such "Breakroom" area, Tenant shall submit plans and specifications for such improvements to Landlord for Landlord's approval, which approval shall not be unreasonably withheld. The plans for the enclosure improvements will provide a means for ready access to the telephone closet adjacent to or near the "Breakroom" area. Such plans and specifications shall be submitted no later than thirty (30) days after Tenant shall have received Landlord's request to enclose the "Breakroom" area. Tenant agrees to commence and complete such enclosure work promptly after Tenant's receipt of Landlord's approval of such plans and specifications. Tenant acknowledges and agrees that Landlord and its agents, contractors and employees shall be provided access to the telephone closet adjacent to or near the "Breakroom" area at all times following the enclosure of the "Breakroom" area.

     5. Use of Common Areas. As of the Effective Date, the fourth sentence of
Article 2 of the Lease, which reads "The Demised Premises . . . as 'common areas')", is hereby deleted. As of the Effective Date and thereafter during the Lease Term (as same may be extended), Tenant shall have a non-exclusive right to use any and all common elevators, common stairways, common lobbies (including the first and second floor general building lobbies and entrances), patio areas, loading dock, parking facilities and other common, non-leasable portions of the Project, as and when same may exist and be configured and reconfigured from time to time, which, by their nature, are manifestly designed and intended for common use by the occupants of the Building for the uses for which such areas have been manifestly designed and intended, and for pedestrian ingress and egress to and from the Demised Premises. Such use of the foregoing common areas by Tenant shall be in accordance with and subject to the provisions of the Lease,


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as amended, and the Rules and Regulations, and such right of use of the common areas shall be exercised in common with the exercise thereof by Landlord, any tenant or occupant of the Project, and any other person who may now or hereafter have any right to use any and all of such areas. Landlord reserves the right at any time and from time to time to make or permit changes and revisions to the Building, the Building parking facilities, the common areas and/or the Land which do not materially, adversely affect Tenant's use and occupancy of the Demised Premises; provided that no such changes or revisions shall, subject to the provisions of Article 22, entitled "Destruction", and Article 35, entitled "Eminent Domain", limit or otherwise materially, adversely affect Tenant's access to the Demised Premises or the Building.

     6. Tenant's Additional Rental. As of the Effective Date, clauses (i) and
(ii) of Article 8(b) of the Lease are hereby deleted and the following clauses
(i) and (ii) are substituted in lieu thereof:

          (i) equals the amount of Operating Expenses (as defined below) for such calendar year divided by the greater of (1) 95% of the number of square feet of Rentable Floor Area of the Building, or (2) the total number of square feet of Rentable Floor Area occupied in the Building for such calendar year on an average annualized basis; provided, however, if the Operating Expenses that vary by occupancy actually incurred by Landlord are lower than would be incurred if at least 95% of the Building were occupied or if Landlord shall not furnish any particular item(s) of work or services (the cost of which would otherwise be included within Operating Expenses) to portions of the Building because (A) such portions are not occupied, (B) such item of work or services is not required or desired by the tenant of such portion, (C) such tenant is itself obtaining such item of work or services, or (D) of any other reason, then appropriate adjustments shall be made to determine the Operating Expenses that vary by occupancy for such calendar year as though the Building were actually occupied to the extent of the greater of (1) or (2) above and as though Landlord had furnished such item of work or services to the greater of (1) or (2) above; and

          (ii) equals a management fee contribution equal to three percent (3%) of Tenant's Base Rental (on a per square foot basis) plus three percent (3%) of the per square foot amount described in item (i) above.

     7. Confidentiality Regarding Audit. Tenant hereby agrees that Tenant will keep confidential the results of any audit conducted by Tenant under Article 8(d) of the Lease and will not disclose or divulge the results of such audit except to Landlord and except in connection with any dispute between Landlord and Tenant relating to Operating Expenses, and prior to the commencement of such audit, Tenant shall cause any representatives of Tenant conducting such audit to agree in writing for the benefit of Landlord that such representatives will keep the results of the audit confidential as provided herein.

     8. Operating Expense Exclusions. Article 9(b)(10) of the Lease is hereby amended by placing a semi-colon after the word "Property" in the sixth line thereof and by deleting the words "and except to the extent any such Hazardous Materials . . . employees, or invitees." The following additional items are also added to the end of Article 9(b) of the Lease:


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          (22) The cost of any special work or service performed for any tenant
     (including Tenant) at such tenant's cost; and

          (23) The cost of any additions, changes, replacements and other items which are made in order to prepare for a new tenant's occupancy.

     9. Rent Taxes. In the event there is imposed at any time in the future a tax upon and/or measured by the rental payable by Tenant under the Lease, as amended, whether by way of a sale or use tax or otherwise, Tenant shall be responsible for the payment of such tax and shall pay the same on or prior to the due date thereof; provided, however, that the foregoing shall not include any inheritance, estate, succession, transfer, gift or income tax imposed on or payable by Landlord.

     10. Consent to Modifications to Security Systems. Tenant hereby consents to the capital expenditures required to be made by Landlord in order to modify the existing access control system serving the Building to convert such access control system to one suitable for a multiple tenant building, and such costs shall be included in Operating Expenses under the Lease, as amended, and any such costs which are capital in nature shall be included to the extent of the amortization thereof as provided in Article 9(a)(6) of the Lease.

     11. Density of Use. the following is added at the end of Article 13 of the
Lease:

          Tenant agrees that the occupancy rate of the Demised Premises shall in no event be more than one (1) person per 200 square feet of Rentable Floor Area within the Demised Premises.

     12. Broker. Tenant hereby represents and warrants to Landlord that CB Richard Ellis, Inc. has represented Tenant in connection with this Third Amendment, and except for CB Richard Ellis, Inc., no broker, agent, commission sales person or other person has represented Tenant in the negotiations for and procurement of this Third Amendment, and except with respect to CB Richard Ellis, Inc., no commissions, fees or compensation of any kind are due and payable in connection with this Third Amendment to any broker, agent, commission sales person or other person as a result of any act or agreement of Tenant. Tenant shall be solely responsible for the payment of any commission, fee or compensation to CB Richard Ellis, Inc. in connection with this Third Amendment. Tenant agrees to indemnify and hold Landlord harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys' fees and court costs) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in this paragraph or as a result of any claim for any fee, commission or similar compensation with respect to this Third Amendment made by any broker, agent or finder, including CB Richard Ellis, Inc., claiming to have dealt with Tenant, whether or not such claim is meritorious.

     Landlord represents and warrants to Tenant that no broker, agent, commission sales person or other person has represented Landlord in connection with the negotiations for and procurement of this Third Amendment and that no commissions, fees or compensation of any kind are due and payable in connection with this Third Amendment to any broker, agent, commission sales person or other person as a result of any act or agreement of Landlord.


                                        5

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Landlord agrees to indemnify and hold Tenant harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys' fees and court costs) suffered or incurred by Tenant as a result of a breach by Landlord of the representation and warranty contained in this paragraph or as a result of Landlord's failure to pay commissions, fees or compensation due to any broker who represented Landlord, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Third Amendment made by any broker, agent or finder claiming to have dealt with Landlord, whether or not such claim is meritorious.

     13. Services. As of the Effective Date and thereafter, the Building Operating Hours on weekdays (from Monday through Friday, exclusive of Holidays) shall be between 8:00 a.m. and 6:00 p.m., and subparagraph (b) of Exhibit "E" attached to the Lease is amended accordingly.

     The last sentence of subparagraph (b) of Exhibit "E" attached to the Lease is hereby deleted and the following is inserted in lieu thereof:

     Such service shall be furnished at Tenant's expense and at an hourly charge to compensate Landlord for the costs of providing such service, which charges Tenant shall promptly pay upon being billed by Landlord. Such hourly charge is currently $25.00 per hour per floor and shall be subject to adjustment based on rate increases from the applicable utility supplier. Payments for such additional services shall be deemed additional rent due from Tenant.

     14. Parking. Paragraph 1 of the Special Stipulations attached to the Lease as Exhibit "G" is hereby deleted in its entirety. Landlord will make available to Tenant for use by Tenant's employees a proportionate share of the unassigned parking spaces in the tenant parking area of the Building parking facilities, such parking spaces to be shared in common with other tenants of the Building. In no event shall Tenant or its employees utilize at any time more than the Tenant's proportionate share of such parking spaces in the tenant parking area of the Building parking facilities based on the Rentable Floor Area of the Demised Premises as compared to the Rentable Floor Area leased by all tenants (including Tenant) of the Building. The use by Tenant and Tenant's employees of such parking spaces in the tenant parking area of the Building parking facilities shall be subject to rules and regulations from time to time imposed by Landlord and shall be subject to the Parking License Agreement referred to in Paragraph 15 below. Landlord agrees that if Landlord provides any "reserved" parking spaces in a desirable location or area of the Building parking facilities to any other tenant of the Building, Landlord shall likewise provide to Tenant that certain number of "reserved" parking spaces in a desirable location or area of the Building parking facilities which is in proportion to the Rentable Floor Area of the Building leased by Tenant as compared to the Rentable Floor Area of the Building leased by the other tenant receiving such "reserved" parking designations. Landlord agrees the location of any such "reserved" spaces shall be designated by Landlord in its reasonable discretion. Landlord agrees that Landlord shall not grant rights to other tenants with respect to "reserved" parking spaces in any desirable location or area of the Building parking facilities which are more favorable (either as to general location or ratio) than provided to Tenant.


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     15. Assignment of Parking License Agreement. Effective as of the Effective
Date, Tenant does hereby transfer and assign to Landlord all of Tenant's right, title and interest in and to that certain Parking License Agreement (3301 Building) between Tenant and R. J. Griffin & Company ("Licensee") dated as of August 18, 2005 (the "Parking License Agreement"), together with all License Fees payable under the Parking License Agreement for the period from and after the Effective Date, but excluding from such transfer and assignment the rights of the "Tenant" under the last sentence of Paragraph F.3 of the Parking License Agreement and the rights, indemnifications and covenants benefiting the "Tenant" under Paragraph G and Paragraphs I.6 and I.7 of the Parking License Agreement (it being acknowledged that the rights, indemnifications and covenants set forth in Paragraphs F.3, G, I.6 and I.7 of the Parking License Agreement were created and established for the mutual benefit of both Landlord and Tenant and shall continue to benefit both Landlord and Tenant following the Effective Date). Tenant hereby warrants and represents to Landlord that it has not, either by affirmative act or omission, encumbered the right, title and interest of Tenant under the Parking License Agreement. Except for the indemnification and covenants under the Parking License Agreement benefiting Tenant referenced above, the assignment of the Parking License Agreement provided herein shall release Tenant from any obligations or liability arising thereunder after the Effective Date. Landlord and Tenant agree that upon request of either party, both Landlord and Tenant shall join in the execution and delivery of a letter addressed to Licensee notifying Licensee of this assignment.

     16. Access Control. Landlord and Tenant agree that on or before the date which is sixty (60) days after the full execution and delivery of this Third Amendment, (i) Landlord, at Landlord's cost, will either install a card access control system at the exterior entrances to the Building in replacement of any such access control system currently installed at the exterior entrances to the Building, or modify the existing access control system controlling the exterior entrances to the Building, and in either case shall provide access cards to Tenant for use by Tenant and Tenant's employees, and (ii) Tenant will install, at Tenant's cost, such access control system or devices as Tenant shall desire at the entrances to the Demised Premises within the Building. Upon installation of such access control systems or devices at the entrances to the Demised Premises within the Building, Tenant shall provide to Landlord such access cards, keys, combinations or other applicable means of access to the Demised Premises so as to provide Landlord with access to the Demised Premises for the purposes provided in the Lease, as amended.

     Paragraph 4 of the Special Stipulations attached to the Lease as Exhibit "G" shall remain in full force and effect until the date that is forty-five (45) days after the date that Tenant shall receive written notice from Landlord that Landlord has elected to discontinue the effectiveness of such Paragraph 4 (the "Changeover Date"), and upon the Changeover Date, Paragraph 4 of the Special Stipulations attached to the Lease as Exhibit "G" shall automatically be deleted and shall be of no further force or effect.

     Landlord and Tenant hereby agree that, as of the Effective Date, all security equipment and wiring therefor located in the common areas of the Project, including the security cameras located in the Building lobbies, at the loading dock, at Building entrances, and outside the Building, shall become the property of Landlord, and as of the Effective Date, Tenant hereby conveys and relinquishes unto Landlord all right, title and interest Tenant has with respect to any


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such security equipment and wiring therefor located in the common areas of the
Project. Notwithstanding the preceding sentence, but subject to the first grammatical paragraph of this Paragraph 16, until the Changeover Date Tenant may continue to use and operate the security equipment located in the common areas of the Project as part of the security provided by Tenant under Paragraph 4 of the Special Stipulations. Following the Changeover Date, Landlord may elect to remove such security equipment or incorporate same into Landlord's access control system for the Project.

     17. Building Directory. The existing directory board utilized by Tenant in the lobby of the Building shall be removed by Tenant from the lobby of the building at Tenant's cost prior to the date that the first tenant (other than Tenant) shall occupy for business purposes any portion of the space in the Building leased by such tenant. Landlord may elect to provide a building directory in the lobby of the Building for the purpose of displaying the names and locations of the tenants of the Building, and if Landlord elects to so provide a building directory, Tenant's name and the location of the Demised Premises within the Building will be displayed on such directory. Any additional name which Tenant shall desire to place upon such directory must first be approved by Landlord, which approval shall not be unreasonably withheld, and if so approved, a reasonable charge will be made therefor.

     18. Monument Sign. From and after the Effective Date, notwithstanding anything contained in Paragraph 5 of the Special Stipulations attached to the Lease as Exhibit "G" to the contrary, the existing monument sign located between the entrance to the Building and Windy Ridge Parkway shall be available to identify and display the name and/or logo of up to three (3) tenants of the Building. For so long as Landlord shall maintain such monument sign, and provided that no event of default under this Lease shall have occurred and is continuing, Tenant shall have the right, at Tenant's sole cost and expense, to place a sign identifying the name and/or logo of Tenant on such monument sign. The location of Tenant's sign panel on such monument sign shall be determined by Landlord in its sole discretion; provided, however, that so long as Tenant continues to occupy for business purposes more space than any other occupant of the Building, Tenant shall be entitled to maintain its sign in the top position on such monument sign. The size of the Tenant's sign panel shall not be smaller than the panel of any other tenant represented on such monument sign. Landlord shall have the right to approve the size, color, design and method of attachment of the sign panel identifying the name and/or logo of Tenant to be placed upon such monument sign, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request by Landlord, which request shall not be made prior to the date that a lease with another tenant of the Building has been fully executed by Landlord and such other tenant, Tenant agrees that Tenant shall remove Tenant's existing sign located on the monument sign, whereupon Tenant shall be entitled to place Tenant's approved sign panel on such monument sign in the location determined by Landlord as provided above.

     19. Modifications to Rules and Regulations. Paragraph 7 of the Rules and Regulations is hereby modified by adding the following to the end thereof:

     Landlord reserves the right to inspect and, where deemed appropriate by Landlord, to open all freight coming into the Building and to exclude from entering the Building all freight which is in violation of any of these Rules and Regulations and all freight as to which inspection is not permitted. No hand trucks, mail carts, floats or dollies shall be


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     used in passenger elevators. All hand trucks, mail carts, floats or dollies used by Tenant or its service providers for the delivery or receipt of any freight shall be equipped with rubber tires.

Paragraph 8 of the Rules and Regulations is hereby modified by adding the following to the end thereof:

     Tenant shall prevent inadequate ventilation from and will assure proper operation of any HVAC systems and/or office equipment under Tenant's control, and Tenant will not allow any unsafe levels of chemical or biological contaminants in the Demised Premises and will take all steps necessary to prevent the release of such contaminants from adhesives, machinery, and cleaning agents. Tenant shall cooperate in all respects with Landlord regarding the management of the indoor air quality in the Building and in connection with the development and implementation of an indoor air quality management plan for the Building. Smoking shall not be permitted in any common areas of the Building or the Project or in any premises within the Building; provided, however, if permitted by applicable law, smoking shall be permitted in any premises of the Building where the tenant of such premises makes arrangements with Landlord for the installation at such tenant's cost of filtration or other equipment which in Landlord's judgment is adequate to prevent smoke from leaving such premises and entering the common areas or other premises of the Building. Until such approved equipment is installed, smoking shall not be permitted in a tenant's premises. If Tenant shall assert that the air quality in the Demised Premises is unsatisfactory or if Tenant shall request any air quality testing within the Demised Premises, Landlord may elect to cause its consultant to test the air quality within the Demised Premises and to issue a report regarding same. If the report from such tests indicates that the air quality within the Demised Premises is comparable to the air quality of other first-class office buildings in the market area of the Building, or if the report from such tests indicates that the air quality does not meet such standard as a result of the activities caused or permitted by Tenant in the Demised Premises, Tenant shall reimburse Landlord for all costs of the applicable tests and report. Additionally, in the event Tenant shall cause or permit any activity which shall adversely affect the air quality in the Demised Premises, in the common area of the Building or in any premises within the Building, Tenant shall be responsible for all costs of remedying same.

The following is added as new Paragraph 19 of the Rules and Regulations:

     If Landlord elects to implement a waste recycling program for the Building, Tenant agrees to participate in such waste recycling program, including any program and procedure for recycling writing paper, computer paper, shipping paper, boxes, newspapers and magazines and aluminum cans. If Landlord elects to provide collection receptacles for recyclable paper and/or recyclable aluminum cans in the Demised Premises, Tenant shall designate an appropriate place within the Demised Premises for placement thereof, and Tenant shall use reasonable efforts to cause its employees to place their recyclable papers and/or cans into the applicable such receptacles.


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     20. Termination Fee. Within five (5) business days following the full execution and delivery of this Third Amendment, and as a condition to the effectiveness of this Third Amendment, Tenant shall pay to Landlord the sum of Two Million Three Hundred Thousand and No/100 Dollars ($2,300,000.00) (the "Termination Fee") as consideration for this Third Amendment and, in particular, the reduction of the size of the Demised Premises as provided in Paragraph 2 above. In addition, Tenant does hereby release and relieve Landlord of any obligation or liability for the payment of any unfunded Construction Allowance and Sprinkler Allowance otherwise payable by Landlord under the Lease. If Tenant shall fail to timely pay the Termination Payment to Landlord, this Third Amendment shall be rendered null and void and of no force or effect whatsoever.

     21. Patriot Act. Each party hereto represents and warrants to the other that such party is not, and is not acting, directly or indirectly, for or on behalf of, any person or entity named as a "specially designated national and blocked person" (as defined in Presidential Executive Order 13224) on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control, and that such party is not engaged in this transaction, directly or indirectly, on behalf of, and is not facilitating this transaction, directly or indirectly, on behalf of, any such person or entity. Each party also represents and warrants to the other that neither such party nor its constituents or affiliates are in violation of any laws relating to terrorism or money laundering, including the aforesaid Executive Order and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended. Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing representations and warranties by the indemnifying party.

     22. Representations and Warranties of Tenant. Tenant does hereby represent and warrant to Landlord as follows:

          (a) Tenant is a corporation duly organized and validly existing under the laws of the State of Delaware and is qualified and authorized to transact business in the State of Georgia.

          (b) Tenant has the corporate power, and has taken all necessary corporate action, to authorize it to execute, deliver and perform its obligations under the Lease, as previously amended and as amended hereby. This Third Amendment has been duly executed and delivered by Tenant.

          (c) No approval or consent of any third party is required in connection with the execution, delivery or performance by Tenant of this Third Amendment.

          (d) Tenant is the "Tenant" under the Lease, as amended, and has not transferred, assigned or hypothecated any of its right, title and interest as "Tenant" under the Lease, as amended, to any person or entity, and no approval or consent of any third party is required in connection with the execution, delivery or performance by Tenant of this Third Amendment.

     23. Representations and Warranties of Landlord. Landlord does hereby represent and warrant to Tenant as follows:

          (a) Landlord is a corporation duly organized and validly existing under the laws of the State of Georgia.

          (b) Landlord has the corporate power, and has taken all necessary corporate action, to authorize it to execute, deliver and perform its obligations under the Lease, as previously amended and as amended hereby. This Third Amendment has been duly executed and delivered by Landlord.

          (c) No approval or consent of any third party is required in connection with the execution, delivery or performance by Landlord of this Third Amendment.

          (d) Landlord is the "Landlord" under the Lease, as amended, and has not transferred, assigned or hypothecated any of its right, title and interest as "Landlord" under the Lease, as amended, to any person or entity, and no approval or consent of any third party is required in connection with the execution, delivery or performance by Landlord of this Third Amendment.

     24. Counterparts. This Third Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The executed signature pages of any counterpart hereof may be appended or attached to any other counterpart hereof, and, provided that all parties hereto shall have executed a counterpart hereof, this Third Amendment shall be valid and binding upon the parties notwithstanding the fact that the execution of all parties may not be reflected upon any one single counterpart.

     25. Binding Effect. This Third Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. Except as expressly modified herein, the Lease, as amended by the First Amendment and Second Amendment, shall remain in full force and effect and, as modified herein, is expressly ratified and confirmed by the parties hereto.

     26. Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

     27. Time of Essence. Time is of the essence of this Third Amendment.

                     [Signatures commence on following page]

     IN WITNESS WHEREOF, Tenant and Landlord have caused this Third Amendment to be duly executed and delivered as of the day and year first above written.

                                        "LANDLORD":

                                        COUSINS PROPERTIES INCORPORATED,
                                        a Georgia corporation


                                        By: /s/ Jack A. LaHue
                                            ------------------------------------
                                        Name: Jack A. LaHue
                                              ----------------------------------
                                        Title: Senior Vice President
                                               ---------------------------------

                    [Signatures continued on following page]

                    [Signatures continued from previous page]

                                        "TENANT":

                                        INDUS INTERNATIONAL, INC.,
                                        a Delaware corporation


                                        By: /s/ Patrick M. Henn
                                            ------------------------------------
                                        Name: Patrick M. Henn
                                              ----------------------------------
                                        Title: Executive Vice President and
                                               Chief Financial Officer
                                               ---------------------------------

                                   Exhibit "A"

                         Floor plan for the lower level

                                   Exhibit "B"

                   Floor plans for the first and second floors


                                       15